UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  X

Filed by a Party other than the Registrant ? Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]  Confidential, for Use of the
[ ]  Definitive Proxy Statement                   Commission Only (as permitted
[X]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     ss. 240.14a-11(c) or ss.240.14a-12

                             ASA INTERNATIONAL LTD.
                             ----------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 X   No fee required.
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     (1)  Title of each class of securities to which transaction applies:
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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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     previously. Identify the previous filing by registration statement number,
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         The following is the text of a press release issued by ASA
International Ltd. on November 8, 2004.

         ASA International Ltd. filed a Definitive Proxy Statement with the Securities and Exchange Commission on October 12, 2004. The information set forth in the Proxy Statement under "Special Factors - Background of the Transaction -- Alternatives Considered", includes a description of a letter dated August 6, 2004 containing an unsolicited indication of interest. The following supplemental information is provided with respect to an unsolicited indication of interest received from Rippe & Kingston Systems, Inc. ("R&K") by letter on November 5, 2004.

         ASA has not sought any proposals from any persons for the merger or consolidation of ASA, or for the sale or other transfer of all or substantially all of ASA's assets, or for the sale or other transfer of securities of ASA that would enable the holder thereof to exercise control of ASA. The Board did not seek any such proposals because such transactions are inconsistent with the narrower purpose of the proposed transaction as previously disclosed in the Proxy Statement. The Board believes that by implementing the transaction, management would be able to devote full time and attention to ASA's business, and expenses would be significantly reduced, thus enabling ASA to improve its financial performance, which could result in increased shareholder value over time. The Board also noted its concern that exploring the sale of ASA could create an unstable environment for many employees, whose commitment is key to ASA's operations, thus potentially disrupting and adversely affecting ASA's business.

         On October 29, 2004, ASA received a letter from R&K containing an unsolicited indication of interest regarding the possible acquisition of ASA. The letter stated that R&K desired to enter into a negotiated merger agreement, but went on to say "we will shortly commence an all-cash tender offer for all outstanding shares of common stock of the Company (excluding the treasury shares owned by ASA Investment Partnership) at a price of $6.00 per share. Once we have purchased a sufficient number of shares, we intend to propose and effect a merger in which the remaining stockholders of the Company would also receive $6.00 per share in cash." In the letter, R&K asked to conduct due diligence. R&K stated, "We have sufficient capital and financing capability to consummate the offer and the subsequent merger pursuant to a merger agreement with the Company."

         In a meeting to discuss the indication of interest, the Board unanimously determined to advise R&K that the Board was not seeking a buyer for ASA, and on November 2, 2004, ASA advised R&K in writing that ASA was not interested in a sale of ASA. ASA did not pursue any possible transaction with R&K because such a transaction would be inconsistent with the Board's goal of continuing the operation of ASA as previously disclosed in the Proxy Statement. In its discussions, the Board determined that the fact that R&K indicated a price of $6.00 per share did not affect the Board's determination that the proposed transaction is fair to the Cashed-Out Stockholders and Remaining Stockholders (each considered as a distinct group). The Board noted that the indication of interest was preliminary in nature, did not constitute a firm offer, and may be subject to substantial conditions, including due diligence, financing and negotiation of a mutually acceptable definitive agreement. The Board also noted that R&K did not state that it had sufficient cash on hand or a financing commitment for any possible transaction. As a result, the Board did not believe that the price was necessarily indicative of what ASA's stockholders would receive in an actual transaction, and therefore felt it was appropriate to

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
give less weight to the indication of interest than the factors previously considered by the Board in making its fairness determination.

         On November 5, 2004, ASA received a second letter from R&K in which R&K repeated its unsolicited indication of interest regarding the possible acquisition of ASA at a price of $6.00 per share. Also on November 5, 2004, R&K issued a press release announcing that it had contacted ASA by letter to express such interest. The November 5, 2004 letter stated, as did R&K's press release, that R&K had determined not to commence at tender offer for ASA's common stock at this time. In the November 5, 2004 letter, R&K again asked to conduct due diligence and to meet with ASA and its advisors. R&K stated that is had received assurances from its lenders of financing adequate to complete the acquisition of ASA.

         In a meeting to discuss the indication of interest, the Board unanimously determined to again advise R&K that the Board was not seeking a buyer for ASA, and on November 8, 2004, ASA advised R&K in writing that ASA was not interested in a sale of ASA. ASA did not pursue any possible transaction with such R&K because such a transaction would be inconsistent with the Board's goal of continuing the operation of ASA as previously disclosed in the Proxy Statement. In its discussions, the Board determined that the fact that R&K indicated a price of $6.00 per share did not affect the Board's determination that the proposed transaction is fair to the Cashed-Out Stockholders and Remaining Stockholders (each considered as a distinct group). The Board noted that the indication of interest was preliminary in nature, did not constitute a firm offer, and may be subject to substantial conditions, including due diligence, financing and negotiation of a mutually acceptable definitive agreement. The Board also noted that R&K did not state that it had sufficient cash on hand or a financing commitment for any possible transaction. As a result, the Board did not believe that the price was necessarily indicative of what ASA's stockholders would receive in an actual transaction, and therefore felt it was appropriate to give less weight to the indication of interest than the factors previously considered by the Board in making its fairness determination.

         vFinance Investments, Inc. was not asked to, nor did it, consider or opine upon the merits of the proposed transaction relative to other alternative transactions.

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